As filed with Securities and Exchange Commission on April 2, 2001

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


PAYSTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

     NEVADA                                       86-0885565
State or other jurisdiction of               I.R.S. Employer I.D. No.
incorporation or organization

1110 WEST KETTLEMAN LANE, SUITE 48, LODI, CALIFORNIA     95240
(Address of Principal Executive Offices)               (Zip Code)

PAYSTAR COMMUNICATIONS CORPORATION
2000 STOCK OPTION/STOCK ISSUANCE PLAN
and
PAYSTAR COMMUNICATIONS CORPORATION
1998 EMPLOYEE STOCK OPTION PLAN
(Full title of the plan)

HARRY T. MARTIN, CHIEF FINANCIAL OFFICER
1110 WEST KETTLEMAN LANE, SUITE 48, LODI, CALIFORNIA 95240
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (209) 339-0484

CALCULATION OF REGISTRATION FEE

                             Proposed       Proposed
Title of                     Maximum        Maximum
Securities       Amount      Offering       Aggregate     Amount of
to be            to be       Price Per      Offering      Registration
Registered(1)    Registered  Share(2)       Price         Fee

Common Stock      1,041,000    $1.264        $1,316,000     $329
$.001 par value

                  3,000,000    $1.3125       $3,937,500     $985
        Total     3,976,000                                 $1314

     (1)The number of shares of common stock, $.001 par value (the "Common Stock"), stated above consists of (i) the aggregate number of shares which may be sold upon the exercise of options which have previously been granted and/or may hereafter be granted under the PayStar Communications Corporation 2000 Stock Option/Stock Issuance Plan and the PayStar Communications Corporation 1998 Employee Stock Option Plan (the 2000 Stock Option/Stock Issuance Plan and the 1998 Employee Stock Option Plan are hereafter collectively referred to as the "Plans") and (ii) additional shares of Common Stock previously issued under the Plans which may be offered fore resale (the Resale Shares"). The maximum number of shares which may be sold upon the exercise of such options granted under the Plans is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminable number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

     (2)This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of (A) shares of Common Stock for which options have not been granted and the option price of which is therefore unknown, and (B) the Resale Shares, the fee is calculated on the basis of the average of the bid and asked price of the Common Stock as of March 26, 2001.

EXPLANATORY NOTE

     In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the "Commission"), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of PayStar Communications Corporation (the "Company") pursuant to the Plans. The Prospectus filed with respect to the 2000 Stock Option/Stock Issuance Plan as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of unregistered shares of the Common Stock previously acquired pursuant to the 2000 Stock Option/Stock Issuance Plan.

PROSPECTUS PAYSTAR COMMUNICATIONS CORPORATION

415,000 Shares of $.001 Par Value Common Stock
Previously Issued Pursuant to the PayStar Communications Corporation 2000 Stock Option/Stock Issuance Plan

     The shares of common stock offered by the selling stockholders herein have been issued pursuant to the PayStar Communications Corporation 2000 Stock Option/Stock Issuance Plan to be sold by the Selling Stockholders named under the caption "Selling Stockholders." PayStar Communications Corporation will not receive any of the proceeds from sale of the Shares.

     Some or all of the shares may be offered and sold, within the limitations and subject to the conditions of Rule 144 of the Securities and Exchange Commission which apply to each individual selling stockholder, from time to time by the selling stockholders at such prices and upon such terms as may then be obtainable in the over-the-counter market, in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of such methods of sale.

     The selling stockholders and any broker-dealers, including underwriters, who may participate in any sale of the shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933 and the commissions paid or discounts or concessions allowed to any such broker-dealers, including underwriters, by any person, as well as any profits received on the resale of the shares, if any, of such broker-dealers, including underwriters, who should purchase any shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the selling stockholders or by the purchasers of the shares.

     The expenses of preparing and filing the registration statement, of which this prospectus is a part, with the Securities and Exchange Commission and of registering or qualifying the shares under the blue sky laws of any jurisdiction necessary to permit sale of the shares as described in this prospectus, will be paid by PayStar.

     The common stock has been quoted in the OTC Bulletin Board since approximately May 10, 1999, with the trading symbol "PYST". Based on the limited volume of trading, we do not believe that there exists an established market for the common stock of Paystar.

Purchase of These Securities Involves Substantial Risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor Any State Securities Commission has Approved or Disapproved of These Securities or Determined if This Prospectus is Truthful or Complete. Any Representation to the Contrary is a Criminal Offense.

The date of this Prospectus is April 2, 2001.


TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY                                                            3

RISK FACTORS                                                                  4
PayStar's operations have not been profitable, and there is no assurance that
they will be profitable in the future                                         4
PayStar's competition with other pay telephone companies may require it to offer higher commissions to site owners, which in turn could reduce PayStar's
profitability                                                                 4
PayStar's pay telephone contracts with owners are subject to termination without cause. The loss of these contracts, or the failure to pay on a timely basis could materially affect PayStar's ability to continue or expend its
business                                                                      4
There is a limited trading for the common shares of PayStar which may make
purchase of the shares offered hereby an illiquid investment                  5
There may be risks attendant to the sale by third party marketers of what federal or state securities regulators may deem to be unregistered securities 5

SELLING STOCKHOLDERS                                                          6

PLAN OF DISTRIBUTION                                                          8

EXPERTS                                                                       9

AVAILABLE INFORMATION                                                         9

INDEMNIFICATION                                                              10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                              10

PROSPECTUS SUMMARY

     Our business is divided into two principal segments: Pay telephone services and ATM scrip services. Our pay telephone business is managed through our wholly owned subsidiary, PayStar Communications, Inc. and our ATM scrip business is managed through our other wholly owned subsidiary, U.S. Cash Exchange, Inc. We have also created, or are in the process of developing, the following additional divisions of operations:

     - Lucent Switch Services. This division would implement the operations of SHS Communications, Inc. and Position Industries, Inc.

     - Prepaid Services. We have commenced initial operations of this division to offer prepaid calling cards and other prepaid products.

     - Long Distance Telephone Services. We intend to offer these services through our PayStar Communications, Inc. subsidiary.

     -     Web Design and Hosting.    We have commenced initial
operations of this division by employing experienced web design personnel

     - Wireless Bank Card Services. We are in the process of developing this division to offer wireless credit card processing services.

     - Multimedia Services. We have commenced initial operations of this division to offer national and local advertising on payphone billboards and video advertising on ATMs.

     - Internet Debit Card Services. This division would be implemented with the closing of the agreement with Paidcard.net, Inc.

     - Internet Kiosks. We propose to offer Internet access services through Kiosks, which will be part of our mutimedia services division.

     - Wireless Services. We intend to offer wireless services through our U.S. Cash Exchange subsidiary.

     Our strategy is to develop points of distribution through merchant locations or network service sites for our entire product line. This will be driven by internal sales efforts and through merger and acquisition activity. Our approach centers on points of distribution in thousands of merchant locations in North America or distributed by carrier customers worldwide.

     Our executive offices are located at 1110 West Kettleman Lane, Suite 48, Lodi, California 95240 and its telephone number at those offices is (209) 339-0484.

     This Prospectus relates to the reoffering and resale of 415,000 shares granted under our 2000 Stock Option/Stock Issuance Plan.

RISK FACTORS

     - PayStar's operations have not been profitable, and there is no assurance that they will be profitable in the future.

     PayStar had net operating losses of ($2,932,274) and ($1,428,726) for the years ended December 31, 2000 and 1999, respectively. PayStar will need additional working capital to be successful in its business and to service its current debt for the coming year and therefore continuation of PayStar as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Although management has developed a strategy, which it believes will accomplish this objective and is presently engaged in seeking and has obtained various sources of additional working capital, including additional loans from officers, equity funding through a private placement, long term financing, and increased revenues from sales which management hopes will enable PayStar to operate for the coming year, there is no assurance that this objective will be achieved.

     - PayStar's competition with other pay telephone companies may require it to offer higher commissions to site owners, which in turn could reduce PayStar's profitability.

     PayStar's pay telephone business represented approximately 60% of its revenue in 2000, and is projected to represent only 20% of its revenue in 2001. The pay telephone business is highly competitive. PayStar has no patents or exclusive rights to operate its business. The markets in which it operates are fragmented, but include certain large, well-capitalized providers of telecommunications services. Our principal competition in the pay telephone business comes from local exchange carriers operated by the regional Bell operating companies, GTE Corporation, a number of independent providers of pay telephone services, major operator service providers and interexchange carriers. In addition to offering pay telephone service, local exchange carriers are the exclusive line service providers in certain geographical regions. PayStar also competes with many other non-local exchange carrier telecommunication companies, which offer services similar to those of PayStar. Increased competition from these sources could cause PayStar to offer higher commissions to new location owners. Such higher commissions could have a materially adverse effect on PayStar by impeding its ability to grow and by increasing its operating expenses as a percentage of revenue. Wireless and cellular communications provide an alternative to payphones and may, therefore, be a factor in slowing the rate of growth of the payphone industry.

     - PayStar's pay telephone contracts with owners are subject to termination without cause. The loss of these contracts, or the failure to pay on a timely basis could materially affect PayStar's ability to continue or expend its business.

     Each owner of the pay telephones PayStar manages signs an agreement with PayStar to manage its pay telephones. The owner may terminate this agreement should PayStar fail to properly maintain the pay telephones in good working order as per the agreement. There is a risk that PayStar could at some time in the future not perform satisfactory service and lose the management contract. There also is the possibility that PayStar may be unable to collect its management fees in a timely manner, which could have an adverse financial impact on PayStar. Currently, one of PayStar's vendors, Quantum Communications, is delinquent in payment of management fees to PayStar.

     - There is a limited trading for the common shares of PayStar which may make purchase of the shares offered hereby an illiquid investment.

     PayStar's common stock is quoted on the OTC Bulletin Board, but limited trading of the common stock occurs. There is no assurance that a more active market for the common shares will be established.

     - There may be risks attendant to the sale by third party marketers of what federal or state securities regulators may deem to be unregistered securities.

     Heretofore, PayStar has been engaged in certain transactions involving the site location, management and servicing of pay telephones and ATM machines owned by persons who had purchased their equipment from third-party marketers. There are a number of states securities law administrators, as well as the United States Securities and Exchange Commission, which take the position that this type of transaction by third-party marketers, may be deemed to involve the offer and sale of a type of security defined as an "investment contract." Accordingly, if these transactions by third party marketers were to be deemed to constitute the offer and sale of securities they would have been required to have been registered under the federal Securities Act of 1933 and qualified under relevant state securities laws. Rather than litigate the determinations by the state securities administrators of the States of Pennsylvania and Oklahoma that such transactions constituted securities under state law, and whether such transaction even involved PayStar (both of which allegations PayStar categorically denied, and denies), without admitting or denying the validity of the claims, and to avoid the cost of litigation, PayStar agreed to offer a refund of the purchase price of the machines in these two states.

     As a consequence of these activities by third-party marketers involving PayStar's site location, management, and servicing of pay telephones and ATM machines as described above, there are the following risks attendant thereto:

     - There may be other state securities administrators who will commence enforcement proceedings against third-party marketers and/or PayStar and its officers and directors seeking relief similar in nature to the proceedings in Pennsylvania and Oklahoma discussed above based upon similar transactions heretofore engaged in by PayStar in those other states. The Securities and Exchange Commission, also, could bring similar enforcement proceedings against PayStar and its officers and directors. There can be no assurance that PayStar can successfully defend any such proceedings in any other states brought by state securities administrators or by the Securities and Exchange Commission nor that PayStar will have sufficient financial resources to repay purchasers of pay telephones or ATM machines who may, in any rescission offer that is required to be made, elect to have their purchase price returned.

     - Independent of any proceedings by state securities administrators or the United States Securities and Exchange Commission, there is a risk that one or more purchasers of pay telephones or the ATM machines in the former transactions described above could bring legal actions against these third-party marketers and/or PayStar to recover the price paid for their pay telephones or ATM machines, plus interest. There can be no assurance that PayStar could successfully defend any of such legal actions or that PayStar would have the financial resources necessary to satisfy any judgements returned in those legal actions, if any.

SELLING STOCKHOLDERS

     The selling stockholders are hereby offering shares of common stock which were acquired by them under PayStar's 2000 Stock Option/Stock Issuance Plan as an incentive to accept employment with, or as a bonus for services rendered to, PayStar.

     The following table sets forth certain information as of March 6, 2001, with respect to each of the selling stockholders.

                 Number of                 Number of Shares Beneficially
                 Shares         Number of    Owned upon Completion of
                 Beneficially   Shares           Offering (2)
Name             Owned (1)      Offered            Number             Percent
Brian R. McClure  125,000(3)     50,000            75,000              1.05%

Chuck Kinnick      50,000        50,000                -0-               --

Jay Cassidy       175,000(4)    100,000            75,000              1.05%

Harry T. Martin   175,000(5)     75,000           100,000               1.4%

Joe Garcia         75,000(6)     50,000            25,000                 *

Larry Andersen     20,000(7)     20,000                -0-               --

Barbara Thomas     25,000(8)     20,000             5,000                 *

Kevin Stevens      25,000(9)     20,000             5,000                 *

Christine
Shuffield          25,000(10)    20,000             5,000                 *

Rosa Trevizo        7,500(11)     5,000             2,500                 *

Carlys Hubbard      7,500(12)     5,000             2,500                 *
_______________________
     *Less than 1%

     (1) Includes shares of common stock owned by the selling stockholder and shares of common stock the selling stockholder has the right to acquire other than those acquired under the 2000 Stock Option/Stock Issuance Plan.
     (2) Assumes all shares registered pursuant hereto will be sold.
     (3) Includes 75,000 options granted to Mr. McClure under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. On March 1, 2001, an additional 25,000 options held by Mr. McClure will vest. Mr. McClure was a director of PayStar from March 8, 2000, until November 1, 2000.
     (4) Includes 75,000 options granted to Mr. Cassidy under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. On March 1, 2001, an additional 25,000 options held by Mr. Cassidy will vest. Mr. Cassidy has been the chief operating officer of PayStar since March, 2000.
     (5) Includes 75,000 options granted to Mr. Martin under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. Mr. Martin has been the secretary of PayStar since March 8, 1999, and has been treasurer and chief financial officer since December 15,1999. Mr. Martin has been the senior vice-president of PayStar since March 1, 2001. He has also been the secretary and treasurer of U.S. Cash Exchange, Inc., a wholly owned subsidiary of PayStar since March 30, 2000, and secretary and treasurer of PayStar Communications, Inc., a wholly owned subsidiary of PayStar since March 8, 2000.
     (6) Includes 25,000 options granted to Mr. Garcia under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. Mr. Garcia was the vice-president of PayStar Prepaid Services, Inc., a wholly owned subsidiary of PayStar, from July 2000 to December 2000.
     (7) Mr. Andersen has been the general manager of PayStar Communications, Inc., a wholly owned subsidiary of PayStar since February, 2000.
     (8) Includes 5,000 options granted to Ms. Thomas under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. An additional 5,000 will vest at the rate of 12.5% per quarter commencing on March 1, 2001 and each quarter thereafter. Ms. Thomas is a full-time employee of PayStar.
     (9) Includes 5,000 options granted to Mr. Stevens under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. An additional 5,000 will vest at the rate of 12.5% per quarter commencing on March 1, 2001 and each quarter thereafter. Mr. Stevens is a full-time employee of PayStar.
     (10) Includes 5,000 options granted to Ms. Shuffield under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. An additional 5,000 will vest at the rate of 12.5% per quarter commencing on March 1, 2001 and each quarter thereafter. Ms. Shuffield is a full-time employee of PayStar.
     (11) Includes 2,500 options granted to Ms. Trevizo under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. An additional 2,500 will vest at the rate of 12.5% per quarter commencing on March 1, 2001 and each quarter thereafter. Ms. Trevizo is a full-time employee of PayStar.
     (12) Includes 2,500 options granted to Ms. Hubbard under the 1998 Employee Stock Option Plan which are presently vested and deemed to be outstanding for purposes of computing the percentage ownership in this table. An additional 2,500 will vest at the rate of 12.5% per quarter commencing on March 1, 2001 and each quarter thereafter. Ms. Hubbard is a full-time employee of PayStar.

     PayStar has entered into a lock-up agreement with Messrs. McClure, Kinnick, Cassidy, Martin, and Garcia which provides that the parties will not sell one-half of the shares granted to them under the 2000 Plan until at least July 31, 2001. The following table sets forth the number of shares for each party which are subject to the lock-up agreement:

     Name                      No. of Shares
     Brian R. McClure             25,000
     Chuck Kinnick                25,000
     Jay Cassidy                  50,000
     Harry T. Martin              25,000
     Joe Garcia                   25,000

PLAN OF DISTRIBUTION

     Sales by the selling stockholders of the shares of common stock may be made from time to time in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by one or more of the following:

     - a block trade in which the broker or dealer so engaged will attempt to sell shares as agent but may position itself as principal and sell a portion of the block as principal to facilitate the transaction;

     - purchase by a broker or dealer a principal and resale by that broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transaction in which the broker solicits purchasers; and

     - a combination of any of the above methods of sale.

     In effecting sales of the shares, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales of the shares. Brokers or dealers may receive commissions or discounts from the selling stockholders or from purchasers of the shares in amounts to be negotiated immediately prior to sale of the shares. Brokers or dealers and any other participating brokers or dealers participating in sales of the shares may be deemed to be "under-writers" within the meaning of the Securities Act of 1933.

     However, any shares covered by this prospectus which, also, qualify for resale under Rule 144 under the Securities Act of 1933 may be sold pursuant to that rule rather than pursuant to this prospectus. Nevertheless, the amount of shares which may be re-offered or resold by means of this prospectus by each selling stockholder, and any other person with whom the selling stockholder is acting in concert for the purpose of selling shares of PayStar, may not exceed the amount specified in Rule 144(e) during any successive three-months period.

     PayStar and the selling stockholders may enter into customary agreements concerning indemnification and for the provision of information in connection with sale of the shares.

     There is no assurance that any of the selling stockholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

EXPERTS

     The financial statements of PayStar at December 31, 1999, and the related statements of operations, stockholders' equity and each flows for the years ended December 31, 1999 and 1998 incorporated herein by reference from PayStar's prospectus dated May 12, 2000, File No. 333-93919, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) of the Commission, have been audited by Andersen Andersen & Strong LC, independent auditors, as set forth in their report thereon appearing in that prospectus and are incorporated herein in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

     PayStar is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. The public may read and copy any materials PayStar files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. PayStar also files reports and other information electronically with the Commission. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Internet site is http://www.sec.gov.

     PayStar will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus by reference, including any exhibits that are specifically incorporated by reference in that information. Requests should be directed to Harry T. Martin, Chief Financial Officer, PayStar Communications Corporation, 1110 West Kettleman Lane, Suite 48, Lodi, California. Telephone number (209) 339-0483.

INDEMNIFICATION

     Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

     Article VI of the bylaws of PayStar provides that the corporation shall indemnify its directors, officers, agents and other persons to the full extent permitted by the laws of the State of Nevada.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the PayStar pursuant to the foregoing provisions, or otherwise, PayStar has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by PayStar with the Securities and Exchange Commission are hereby incorporated by reference in this Prospectus:

1. PayStar's Prospectus dated May 12, 2000, filed with the Securities and Exchange Commission on May 17, 2000, pursuant to Rule 144(b)(3), Commission file number 333-93919.

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended December 31, 1999.

3. The description of PayStar's Common Stock set forth in its Form 8-A filed with the Securities and Exchange Commission on December 29, 2000, including any amendment or report filed for the purpose of updating that description.

4. All documents subsequently filed by PayStar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of the shares of common stock shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or suspended for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or suspended shall not be deemed, except or so modified or superseded, to constitute a part of this prospectus.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference.

     (a) The Registrant's latest annual report on Form 10KSB (File No. 000-32197) filed with the Commission on April 2, 2001.

     (b) All reports filed with the Commission pursuant to Section 13 (a) or 15 (d) of the Exchange Act which have been filed or are filed after the end of the fiscal year covered by the annual report referred to in paragraph (a) above.

     (c) The description of the Common Stock filed with the Commission included in the registration statement of the Registrant on Form 8-A under the Exchange Act filed with the Commission on December 29, 2000.

     All reports and documents subsequently filed by the Registrant pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such reports and documents.

Item 4.  Description of Securities

     (Not applicable)

Item 5.  Interest of Named Experts and Counsel

     Ronald N. Vance, P.C., counsel to the Registrant owns 15,000 shares of the Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers

     Incorporated herein by reference from the Registrant's registration statement on Form SB-2 (File No. 333-93919) as amended.

Item 7.  Exemption from Registration Claimed

     The previously issued securities being registered for reoffer and resale pursuant to the Prospectus filed as a part of this Registration Statement were issued under the Registrant's 2000 Stock Option/Stock Issuance Plan without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof as transactions by an issuer not involving any public offering. No form of general solicitation was used in connection with such issuances. The stock certificates received by the named parties contained restrictive legends pursuant to Rule 144. No underwriting discounts or commissions were paid in connection with such issuances. Each individual was either a sophisticated or accredited investor at the time of receipt of the stock and had access to the kind of information normally provided in a prospectus.

Item 8.  Exhibits

     Exhibit No.     Description                                        Location

     4.1        Form of Common Stock Certificate                             (1)
     4.6        Lock-up Agreement dated March 6, 2001                        (2)
     5.1        Opinion and consent of Ronald N. Vance, P.C. with
                 respect to legality of the original issuance of
                 securities being registered                            Attached
     23.1       Consent of Andersen Andersen & Strong LC                Attached
     23.2       Consent of Ronald N. Vance, P.C.  (Included in
                 Exhibit 5.1)                                               --

     (1) Filed with the Securities and Exchange Commission on December 30, 1999 as an exhibit with our original filing of a registration statement on Form SB-2 (SEC File No. 333-93919).
     (2)     Filed with the Securities and Exchange Commission on April 2,
2001 as an exhibit to the annual report on Form 10KSB (SEC File No. 000-32197).


Item 9.  Undertakings

(a)     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution.
     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities being offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lodi, California on March 26, 2001.

                                   PayStar Communications Corporation


                                   By /s/ William D. Yotty
                                          William D. Yotty, Chairman & CEO


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


March 26, 2001    /s/ William D. Yotty
                      William D. Yotty, Director


March 26, 2001    /s/ Harry T. Martin
                      Harry T. Martin, Chief Financial Officer
                     (Principal Financial and Accounting Officer)


March 26, 2001   /s/ Clifford Goehring
                     Clifford Goehring, Director